UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007 (May 22, 2007)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2007, the Advanced Medical Optics, Inc. (“AMO”) Board of Directors amended its non-employee director compensation. Effective May 22, 2007, key elements of non-employee director compensation are as follows:

•	Annual Retainer: $50,000

•	Additional Annual Retainer (Chair of Audit and Finance Committee): $15,000

•	Additional Annual Retainer (Chairs of Organization, Compensation and Corporate Governance Committee and Science and Technology Committee: $7,500

•	Additional Annual Retainer (Presiding Director): determined annually each May based on time commitment required; Amount approved for the year ending May 22, 2007 was $12,000

•	Meeting Fees: Eliminated

•	Annual Equity Grants: in the form of restricted stock units with three-year vesting

The Board of Directors also increased the stock ownership guidelines previously established for non-employee Board members (pursuant to which directors were encouraged to maintain ownership of AMO’s common stock having a value equal to five times the director’s annual cash retainer within five years of becoming a non-executive director) to ten times the director’s annual cash retainer (currently $50,000), without taking into consideration additional retainers, with current directors having three years to comply with the increased guidelines.

AMO also announced that, effective May 22, 2007, Mr. Robert J. Palmisano has been appointed to AMO’s Board of Directors. Mr. Palmisano will serve as a Class III director and his initial term on the Board will expire at AMO’s 2008 annual meeting of stockholders. Mr. Palmisano will serve as a member of the Science and Technology Committee of the Board.

For his Board service, Mr. Palmisano will receive the standard director compensation referenced above. In addition, concurrent with his appointment, Mr. Palmisano was granted 7,300 restricted stock units, which will vest on the date of AMO’s 2010 annual meeting of stockholders, provided certain conditions are met. Mr. Palmisano will also be entitled to indemnification pursuant to a standard director Indemnity Agreement with AMO.

On May 21, 2007, Mr. Palmisano entered into a Consulting Agreement (“Consulting Agreement”) with AMO, a copy of which is filed as Exhibit 99.2 to this report. The Consulting Agreement provides for Mr. Palmisano’s full-time, exclusive advice and input regarding AMO’s strategic plan, potential acquisitions, integration of prior acquisitions and organizational planning. The Consulting Agreement will expire August 31, 2007, unless terminated earlier by AMO with two-days’ notice. In consideration of Mr.

Palmisano’s consulting services, AMO will pay him $50,000 per month, reimburse reasonable travel expenses associated with the consulting services, and permit Mr. Palmisano’s use of AMO facilities.

Mr. Palmisano, age 62, was the former President and Chief Executive Officer of IntraLase Corp., a company that AMO acquired on April 2, 2007 pursuant to an Agreement and Plan of Merger dated January 5, 2007. At the time of the acquisition, Mr. Palmisano beneficially owned approximately 4.94% of IntraLase, including shares issuable upon the exercise of options. In connection with the acquisition, each share of common stock of IntraLase was exchanged for $25.00 in cash and each option was exchanged for $25.00 in cash multiplied by the number of shares underlying the option, less the aggregate exercise price of the shares underlying the option. As a result, pursuant to the terms of the Agreement and Plan of Merger, Mr. Palmisano received a cash payment of approximately $29,735,000 in exchange for his beneficial ownership interest in IntraLase. In addition, Mr. Palmisano received approximately $4,104,000 pursuant to a Change in Control Agreement between Mr. Palmisano and IntraLase, and he will continue to receive substantially similar benefits as he had received while at IntraLase for up to three years, including medical, dental, disability and life insurance, and automobile reimbursement.

There are no understandings or arrangements between Mr. Palmisano and any other person pursuant to which Mr. Palmisano was selected to serve as a director of AMO. There are no family relationships between Mr. Palmisano and any director, executive officer or person nominated or chosen by AMO to become a director or executive officer, and, except as described above, there are no transactions between Mr. Palmisano or any immediate family member and AMO or any of its subsidiaries.

The full text of the press release relating to Mr. Palmisano’s Board appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated May 22, 2007 announcing the appointment of Mr. Robert J. Palmisano to the Advanced Medical Optics, Inc. Board of Directors.

99.2	Consulting Agreement entered into on May 21, 2007 between Advanced Medical Optics, Inc. and Robert J. Palmisano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: May 29, 2007	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Executive Vice President, Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.
99.1	Press release dated May 22, 2007 announcing the appointment of Mr. Robert J. Palmisano to the Advanced Medical Optics, Inc. Board of Directors.

99.2	Consulting Agreement entered into May 21, 2007 between Advanced Medical Optics, Inc. and Robert J. Palmisano.